Exhibit 99.1

Recon Technology, Ltd Receives a Letter From NASDAQ Regarding the Failure to Timely File Its 2011 Annual Report on Form 10-K

BEIJING, October 20, 2011 /PRNewswire-Asia/ -- Recon Technology, Ltd. (Nasdaq: RCON) ("Recon" or the "Company"), a Chinese non-state-owned oilfield services provider, today announced that on October 17, 2011, The Nasdaq OMX Group (“Nasdaq”) sent the Company a letter (the “Nasdaq Letter”) indicating that, as a result of the Company’s failure to file its annual report on Form 10-K for the year ended June 30, 2011, the Company violated Nasdaq Listing Rule 5250(c)(1) (the “Rule”).

The letter further states that the Company has 60 calendar days to submit a plan to regain compliance with the Rule. The plan is due no later than December 16, 2011. If Nasdaq accepts the Company’s plan of compliance, then Nasdaq can grant up to 180 calendar days (March 28, 2012) to the Company to regain compliance. Any subsequent periodic filings that are due prior to March 28, 2012 would need to be filed no later than March 28, 2012.

Nasdaq Listing Rule 5810(b) requires that the Company promptly disclose receipt of the Nasdaq Letter, which disclosure must include the continued listing criteria that the Company failed to meet.  The Company is issuing this press release to satisfy Nasdaq’s disclosure requirement.

About Recon Technology, Ltd.

Recon Technology, Ltd. is a non-state-owned oil field service company in China. The company has been providing software, equipment and services designed to increase the efficiency and automation in oil and gas exploration, extraction, production and refinery for Chinese oil and gas fields for more than 10 years. More information may be found at http://www.recon.cn or e-mail: info@recon.cn.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission.  All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:
Recon Technology, Ltd.
Tel: +86-10-8494-5799
Email: info@recon.cn